Exhibit 99.1

July 21, 2008

Dear Shareholder,

We are pleased to report the results for BankGreenville Financial Corporation and its subsidiary, BankGreenville, for the quarter and six months ended June 30, 2008.

We have experienced strong asset and loan growth during the quarter as well as the first six months of 2008.  Total assets were $73.1 million at June 30, 2008, an increase of $14.5 million, or 25%, over total assets of $58.6 million at December 31, 2007, and an increase of $32.4 million, or 80% over total assets of $40.7 million at June 30, 2007.  Gross loans were $46.6 million, compared to $36.2 million at December 31, 2007, for an increase of $10.4 million or 29%, and gross loans at June 30, 2008 increased $25.8 million over gross loans of $20.8 million at June 30, 2007.

Deposits were $55.8 million at June 30, 2008, compared to $44.1 million at December 31, 2007, for an increase of $11.7 million, or 27%, and deposits increased $25.2 million from total deposits of $30.6 million at June 30, 2007.

Our net loss for the second quarter of 2008 was $92,165, or $0.08 per diluted share, compared to a net loss of $177,673, or $0.15 per diluted share, for the quarter ended June 30, 2007, for an improvement of 48%. Net loss for the six month period in 2008 was $85,434, or $0.07 per diluted share, compared to a net loss of $310,568, or $0.26 per diluted share for the same period in 2007, for an improvement of 72%.  While our average earning assets for the six months ended June 30, 2008 grew by $2.9 million over the same period in 2007, our net interest margin decreased 80 basis points, due to the numerous interest rate drops impacting our variable rate loan portfolio as well as slower re-pricing of our certificates of deposit.

We believe that our credit quality remains strong and we continue to have no nonperforming loans in our loan portfolio.  We had no charge-offs during the six months ended June 30, 2008, and had no loans thirty days or more past-due at June 30, 2008. Our allowance for loan losses was 1.20% of gross loans at June 30, 2008.  We remain committed to strong credit administration practices and monitor our portfolio as well as the market for any issues.

While we expect the economic environment to continue to present challenges for the banking industry, we feel positive about the Greenville market. We will continue to strive toward profitability and to focus on providing the highest quality client service to our community.

Thank you for your support as shareholders and clients, and we encourage you to contact us with any questions or needs.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

Statements contained in this document, which are not historical facts, are forward-looking statements.  Such forward-looking statements are estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties.  Certain factors which could cause our actual results to differ materially from those anticipated in our forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. Such factors include, but are not limited to, a downturn in the economy or real estate markets, greater than expected non-interest expenses or loan losses, and volatile credit and financial markets.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.